Exhibit 10.27
BACKUP AND SUCCESSOR SERVICING AGREEMENT

DATE:	September 15, 2008	(“Effective Date”)

BETWEEN:	Portfolio Financial Servicing Company	(“PFSC”)
2121 S.W. Broadway, Suite 200
Portland, OR 97201

AND:	Lendingclub Corporation	(“Client”)
440 North Wolfe Road
Sunnyvale, CA 94085
Whereas, Client provides financial products and services for certain accounts, including the servicing of borrower member loan accounts and the remittance of payments due on other obligations associated with such borrower member loan accounts to Client lender member payment accounts (Client’s borrower member loan accounts and lender member payment accounts, collectively, the “Client Portfolio”);
Whereas, PFSC is engaged in the business of primary and back-up servicing of leases and loans as well as providing technology and other consulting services;
Whereas, Client wishes to engage PFSC to provide back-up servicing for the Client Portfolio under the terms and conditions in this Servicing Agreement (“Agreement”).
NOW, THEREFORE, in consideration of the parties’ mutual promises and for other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Services.
1.1 Services Provided. PFSC shall provide all services reasonably necessary to service the Client Portfolio, including without limitation those services set forth on Schedule 1 (collectively, the “Services”).
1.1.1 Preparation. To the extent not already completed as of the Effective Date, PFSC shall promptly commence the Services listed on Schedule 1 relating to preparing to service the Client Portfolio and shall complete all such preparations within Sixty (60) days after the Effective Date.
1.1.2 Standby. Following the completion of the preparations to service the Client Portfolio, PFSC shall remain in readiness to service the Client Portfolio throughout the Term of this Agreement.

1.1.3 Successor Servicing. With five (5) business days prior written notice from Client or Client’s designated indenture trustee, PFSC shall service the Client Portfolio.
1.2 Standard of Care. In providing the Services, PFSC shall use a standard of care and diligence reasonable in the consumer loan servicing industry.
1.3 Exclusions from Services. PFSC shall have no obligation to originate, underwrite, book or service new loans once it is designated the successor servicer, nor extend credit to any Client borrower member or to Client in performance of its obligations under this Agreement. PFSC acknowledges that it is the intent of the parties that this Agreement not be deemed a “financial accommodation” for purposes of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.
2. Compensation.
2.1 Fees. PFSC shall receive the amounts listed in Schedule 2 in exchange for the Services. PFSC shall be responsible for all bank, clearing house, or any other third party fees, costs or expenses arising from or relating to the provision of the Services.
2.2 Costs. PFSC shall have no obligation to pay or advance on behalf of Client any third-party costs and expenses incurred out of the ordinary course in providing the Services, but Client may request that PFSC advance such extraordinary third-party costs and expenses. If in the exercise of PFSC’s sole discretion PFSC elects to pay such extraordinary third-party costs and expenses on behalf of Client, Client shall reimburse PFSC for all reasonable third-party costs and expenses incurred or otherwise advanced by PFSC as a direct result of providing the Services.
2.3 Invoices. PFSC’s invoices for the fees listed in Schedule 2 and third-party costs and expenses incurred by PFSC under this Agreement shall be due from Client within fifteen (15) calendar days of invoice receipt (whether paper or electronic), and in readily collectible U.S. Dollars. Upon request, PFSC will provide to Client copies of documents showing that third-party costs and expenses invoiced have been incurred by PFSC.
2.4 Late Charge. If Client fails to pay any amounts owed by Client when due, Client shall pay to PFSC a late charge equal to the greater of one and one-half percent (1.5%) per month (or the daily prorated amount thereof) on any past-due amounts, or $150.00.
3. Software Development and License.
3.1 Development. Client will develop and deliver to PFSC in object code form only a software program with the functionality and reliability that allows PFSC to perform certain of the successor servicer services identified in Schedule 1 (the “Licensed Software”) no later than sixty (60) days after the Effective Date.
3.2 License. Effective upon delivery of the Licensed Software to PFSC, Client grants PFSC during the Term a royalty-free, irrevocable, non-transferable (by operation of law or otherwise), non-sublicenseable, non-exclusive, license to use the Licensed Software in the United States solely in connection with providing the Services for the Client Portfolio.

3.3 No Other Rights. Nothing contained in this Agreement shall be construed as conferring any rights with respect to the Licensed Software or any other software, technology or intellectual property of Client by implication, estoppel or otherwise. All rights not expressly granted above or otherwise in this Agreement are reserved by Client. Subject to the license rights granted in this Agreement, Client retains all right, title, and interest it holds in and to all of its intellectual property.
3.4 DISCLAIMER OF WARRANTIES. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SCHEDULE 3, THE LICENSED SOFTWARE IS LICENSED TO PFSC “AS IS” AND WITHOUT WARRANTY OF ANY KIND. CLIENT DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.
4. Agent and Power of Attorney. Client hereby appoints PFSC as Client’s agent to execute, file, prepare, or record documents and otherwise perform on Client’s behalf all actions reasonably necessary for PFSC to perform the Services. Client hereby appoints PFSC as Client’s attorney-in-fact to act in the name of Client to perform the Services, if PFSC commences the servicing of the Client Portfolio. Without limiting the generality of the foregoing, Client’s agency and attorney-in-fact appointment authorizes PFSC to execute UCC documents, vehicle title or registration documents, or bills of sale or prepare or file any other document PFSC deems necessary or desirable to perform the Services. Upon PFSC’s request, Client shall execute and deliver to PFSC a revocable and limited power of attorney to further authorize PFSC to perform the Services.
5. Term of Agreement.
5.1 Initial Term and Renewals. This Agreement shall commence on the Effective Date and continue for a period of three (3) years after the Effective Date (the “Initial Term”). This Agreement shall automatically renew for consecutive one (1) year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party provides written notice of that party’s intent not to renew at least one hundred twenty (120) calendar days prior to expiration of the Initial Term or any Renewal Term.
5.2 Early Termination.
5.2.1 Early Termination by Client for Cause. Client may terminate this Agreement for cause by giving at least thirty (30) calendar days’ written notice to PFSC, upon the occurrence of any of the following:
(a) PFSC commits a material breach of this Agreement, which breach is not cured within ten (10) business days of written notice from Client; or
(b) Any gross negligence or willful misconduct of PFSC.

5.2.2 Early Termination by PFSC for Cause. PFSC may terminate this Agreement for cause by giving at least thirty (30) calendar days’ written notice to Client, upon the occurrence of any of the following:
(a) Client commits a material breach of this Agreement, which breach is not cured within ten (10) business days of written notice from PFSC; or
(b) Any gross negligence or willful misconduct of Client.
(c) PFSC determines that the performance of its duties hereunder is no longer permissible under any laws, rules, or regulations applicable to it or if termination of the Services is required by governmental or regulatory authorities.
5.2.3 Early Termination by Client for Convenience. In addition to Client’s rights not to renew this Agreement under Section 5.1, Client may terminate this Agreement for convenience by:
(a) Providing PFSC with one hundred twenty (120) calendar days’ prior written notice (the “Early Termination Notice”) of its intention to terminate the Agreement prior to its stated Initial Term or any Renewal Term; and
(b) Paying to PFSC a fee equal to (i) the sum of all invoices for Services billed by PFSC to Client for the preceding four (4) month period immediately prior to delivery of the Early Termination Notice (the “Early Termination Fee”). If the Early Termination Notice is given within four (4) months of the date on which this Agreement would otherwise expire, the Early Termination Fee shall be pro-rated for the time remaining until this Agreement would otherwise expire. The Early Termination Fee is due and payable at such time as the Early Termination Notice is delivered to PFSC, and the notice period shall not commence until such Early Termination Fee has been received by PFSC in readily collectible U.S. Dollars.
5.2.4 Early Termination by PFSC for Convenience. PFSC shall not terminate this Agreement for convenience.
6. Termination and Expiration.
6.1 Return of Confidential Information. Within fifteen (15) days after termination or expiration of this Agreement for any reason, including the expiration of the Initial Term or of any Renewal Term, and upon Client’s payment to PFSC of any and all amounts due under this Agreement, PFSC shall return to Client or destroy (and certify as to the destruction thereof, without retaining any copies) all originals and duplicates of any Confidential Information, as defined in Section 16.1, in any form or medium. Upon request by Client, PFSC shall promptly send such materials as Client may specify in the manner and format reasonably requested by Client to Client and to any third party designated by Client.

6.2 Payment upon Termination. Prior to PFSC’s delivery of final Client Portfolio data, Client shall prepay to PFSC the expected fees of the Services and all expenses for the final month that PFSC provides the Services. Client shall also pay PFSC for all out-of-pocket costs and expenses incurred by PFSC in connection with the transfer of Client’s files, books, and records and of servicing of the Client Portfolio, including those costs and expenses incurred after termination and expiration. Without limiting the generality of the foregoing, Client shall pay PFSC’s hourly rate of $150.00 per hour for any programming or IT support and $105.00 per hour for all other administrative support services requested by Client in connection with Client’s request for the return of documents or files and transition assistance in connection with the transfer of Client’s files, books, and records and of servicing of the Client Portfolio. Within thirty (30) calendar days after the termination date, PFSC shall provide Client with a final accounting of fees and expenses and shall either invoice Client for any remaining charges or refund the necessary amount to the Client, as appropriate.
7. Representations and Warranties of PFSC. PFSC represents and warrants the following:
7.1 Business Entity; Authority. PFSC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Oregon and has obtained all necessary licenses and approvals in all jurisdictions where failure to be so qualified and in good standing would have a material adverse effect on PFSC’s business and operations or its ability to provide the Services contemplated by this Agreement.
7.2 Authorization; Binding Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action by PFSC. This Agreement has been duly and validly executed and delivered on behalf of PFSC and is binding upon and enforceable against PFSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by equitable principles including specific performance and injunctive relief (whether sought in a proceeding in equity or at law).
7.3 No Adverse Consequences. The execution and delivery of this Agreement by PFSC, the consummation of the transactions contemplated hereby, and the provision of the Services will not (i) violate any applicable law, judgment, order, decree, regulation, or ruling of any governmental authority or violate any provision of the Articles of Incorporation of PFSC, or (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions, or provisions of or constitute a default under any agreement, instrument, license, or permit to which PFSC is a party or by which it is bound.
7.4 FCPA. PFSC is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended, (“FCPA”) and will act in compliance with and take no action and make no payment in violation of or which might cause it or Client and each of their respective directors, officers, employees, or agents to be in violation of the FCPA.

7.5 No Ownership Interest by PFSC. PFSC does not have any ownership or other interest in the underlying assets, payment streams, equipment, legal documents, or other tangible or intangible assets of the Client Portfolio. All materials delivered by Client to PFSC in connection with the Services shall be the property of Client, and Client shall have good and clear title to all such materials.
7.6 Preservation of Security Interests. PFSC will defend the Client Portfolio against all persons, claims, and demands whatsoever. PFSC shall not assign, sell, pledge, or exchange, or in any way encumber or otherwise dispose of the Client Portfolio, except as permitted under this Agreement and only with permission of Client.
7.7 Obligations with Respect to Loans. PFSC shall use commercially reasonable efforts to duly fulfill and comply with all obligations on the part of Client or its assigns in connection with each loan or note that comprises the Client Portfolio.
8. Representations and Warranties of Client. Client represents and warrants the following:
8.1 Business Entity; Authority. Client is a duly organized, validly existing corporation or limited liability company and in good standing under the laws of the state of its organization and has obtained all necessary licenses and approvals in all jurisdictions where failure to be so qualified and in good standing would have a material adverse effect on Client’s business and operations or on PFSC’s ability to provide the Services contemplated by this Agreement.
8.2 Authorization; Binding Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action by Client and its directors and shareholders. This Agreement has been duly and validly executed and delivered on behalf of Client and is binding upon and enforceable against Client in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by equitable principles including specific performance and injunctive relief (whether sought in a proceeding in equity or at law).
8.3 No Adverse Consequences. Neither the execution and delivery of this Agreement by Client nor the consummation of the transactions contemplated hereby will (i) violate any applicable law, judgment, order, decree, regulation, or ruling of any governmental authority or violate any provision of the Articles of Incorporation of Client, or (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in the breach of the terms, conditions, or provisions of or constitute a default under any agreement, instrument, license, or permit to which Client is a party or by which it is bound.
8.4 FCPA. Client is aware of and familiar with the provisions of the FCPA, and will act in compliance with and take no action and make no payment in violation of or which might cause it or PFSC and each of their respective directors, officers, employees, or agents to be in violation of the FCPA.

9. Compliance with Laws. In connection with the performance of this Agreement and its performance and provision of the Services, PFSC and Client shall comply with all applicable federal, state, and local laws, regulations, and rules (“Applicable Law”). PFSC is solely responsible for (i) monitoring, interpreting and complying with Applicable Law, (ii) determining the particular actions, disclosures, notices, formulas, calculations, and procedures required to ensure the Services are provided in compliance with Applicable Law, (iii) maintaining an ongoing program for compliance with Applicable Law, and (iv) maintaining all necessary state licenses, bonds and business registrations for each state in which the Services are offered or provided. For the avoidance of doubt, if Client is subject to a provision of or an amendment to Applicable Law, compliance with which requires a certain procedure or process be employed by PFSC, PFSC shall duly comply. PFSC shall modify its procedures as necessary to keep them in compliance with any changes to Applicable Law. PFSC shall implement such changes as soon as reasonably practicable.
10. [Reserved]
11. [Reserved]
12. Independent Contractor. PFSC is an independent contractor and shall perform the Services hereunder as such, and not as the agent, employee, or servant of Client. PFSC and Client shall remain fully responsible for their respective employee’s actions, salaries, benefits, taxes, worker’s compensation, unemployment insurance, and any other employee costs or benefits. Nothing in this Agreement shall create a partnership or joint venture between PFSC and Client. Client does not have and shall not acquire any ownership interest or any other rights whatsoever in any of PFSC’s assets, including without limitation PFSC’s computer systems (hardware and software), electronic and written reports or other data, web sites or URLs, telecommunications systems, toll-free phone numbers, policies, procedures, process and flow charts, business practices, trade names, trademarks, depository accounts, post office boxes, or any other tangible or intangible asset of PFSC. Any computer programming, reporting customization, or other business practices, improvements, or work adopted for the benefit of Client shall at all times remain the exclusive property of PFSC, regardless of whether Client compensated PFSC for such practices, improvements, or work.
13. Insurance. PFSC at its sole expense agrees to maintain the following insurance coverage during the Term:
(a) All insurance coverage required by federal, state, or local law and statute, including Worker’s Compensation Insurance; and
(b) Employer’s general liability insurance of $2,000,000 per claim and in the aggregate; and
(c) Errors & Omissions insurance of $2,000,000 per claim and in the aggregate.

14. Employee Non-Solicitation. During the Term and for a period of eighteen (18) months thereafter, neither party shall directly, or indirectly through the use of third parties, hire or solicit for purposes of employment the other party’s employees.
15. Access to Information.
15.1 Client. Upon giving at least two (2) business days’ written notice, PFSC shall give Client and its counsel, accountants, and other representatives reasonable access, during normal business hours, to all of PFSC’s files, books, and records (including computer records) relating to the Client Portfolio, the Services, and any amounts PFSC charged and collected from Client or deducted from payments made to Client’s lender members.
15.2 Regulatory Agency. Upon a request for information made by a regulatory authority with jurisdiction over a party to either party, the party receiving such request shall promptly inform the other party. Each party shall cooperate fully with the requesting regulatory authority, to the extent permitted by Applicable Law, including (i) making available to the requesting regulatory authority any and all information relating to such Party’s compliance with the regulatory requirements; and (ii) if so requested, allowing the requesting regulatory authority to visit and inspect the facilities of a party for purposes of evaluating compliance with any regulatory requirements.
16. Confidentiality.
16.1 Confidential Information. All information disclosed by a party to the other party in the course of performing under this Agreement or to which a party gains access in connection with this Agreement, including, without limitation, any information concerning the customers, trade secrets, methods, processes, or procedures, or any other confidential, financial, or business information of the other party which it learns during the course of its performance of this Agreement, shall be deemed to be the property of the disclosing party and confidential (such information hereinafter referred to as “Confidential Information”). Confidential Information shall include all information which is disclosed, made available, or as to which access is provided verbally, electronically, visually, or in a written, graphic or machine readable, via computer or electronic media, or other tangible form or otherwise, whether directly or indirectly, whether or not identified as confidential or proprietary, obtained by a recipient or any person on its behalf. Confidential Information shall also include all personal, financial, and account information of Client’s borrower and lender members (“Client Portfolio Information”).
16.2 Treatment of Confidential Information. Confidential Information shall be treated as strictly confidential by the receiving party. Confidential Information may not be used except as necessary to carry out obligations of the receiving party and shall not be disclosed to any third party. Notwithstanding any other provision of this Agreement, Client may file this Agreement with the U.S. Securities and Exchange Commission and any state securities regulator. In addition, this Agreement imposes no obligation upon the parties with respect to Confidential Information which either party can establish by legally sufficient evidence: (a) was in the possession of, or was rightfully known by the receiving party without an obligation to maintain its confidentiality prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving party without the participation of individuals who have had access to the Confidential Information; or (e) is required to be disclosed by Applicable Law, provided notice is promptly given to the other party and provided further that diligent efforts are undertaken to limit disclosure. With regard to disclosures under (e), where disclosure is required by law, by a court or administrative body of competent jurisdiction, or by any regulatory body which regulates the conduct of receiving party, or is required in defense of any claims or causes of action asserted against it, provided that, to the extent permitted, receiving party shall: (i) give the other party as much notice as is practicable of any such requirement so that a protective order or other appropriate remedy may be sought; attempt to obtain the other party’s consent to such disclosure; not disclose any more Confidential Information than is reasonably necessary in the circumstances; assist and cooperate in any appropriate action which the other party may decide to take in an effort to limit the nature and scope of any required disclosure of Confidential Information. Notwithstanding the above exceptions, PFSC shall not disclose Client Portfolio Information except under the circumstances described in subsection (e).
16.3 Protection of Information. The receiving party agrees and understands that it is obligated to protect the other party’s Confidential Information. The receiving party will maintain appropriate internal, technical, security and physical safeguards and other reasonably appropriate measures to protect the security, confidentiality and integrity of Confidential Information against unauthorized or unlawful access and accidental destruction or loss.
16.4 Security Event. If a party learns or has reason to believe that the other party’s Confidential Information has been disclosed or accessed by an unauthorized party (each, a “Security Event”), such party will immediately give notice of such event to the other party to the extent permitted by law or law enforcement authorities. In such notification, the party will report on the nature of the incident, the estimated impact on the other and investigative action taken or planned. Security Events shall include, without limitation, violations of Applicable Law. Notwithstanding anything in this provision, each party will also comply fully with all federal, state or local laws applicable to security breaches. Except as may be required by law or law enforcement authorities, to the extent the breach involves Client Portfolio Information, PFSC will not notify any of Client’s customers or potential customers of unauthorized access of such Security Event without Client’s express consent or upon Client’s specific instruction. The party that experiences the Security Event will be responsible for the costs of any required notifications.
16.5 Security Commitments. Each party shall take all reasonable steps to ensure that no unauthorized persons have access to Confidential Information, and to ensure that no persons authorized to have such access take any action which would be in violation of this Agreement. Such steps shall include, but shall not be limited to, imposing strong password restrictions on systems containing Confidential Information, securing networks through which Confidential Information will be accessed from outside intrusion, preventing the making of unauthorized copies of Confidential Information, and closely administering and monitoring use of Confidential Information.

16.6 Additional PFSC Security Commitments.
(a) PFSC shall maintain a written information security program applicable to the performance of the Services reasonably designed to (i) ensure the security and confidentiality of Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer; and (iv) ensure the proper disposal of Confidential Information.
(b) PFSC shall maintain a designated individual to coordinate its information security program. Such individual shall ensure that regular risk assessments are conducted concerning each relevant area of operations concerning the Services, and that appropriate internal and external controls are established to mitigate risks identified.
(c) PFSC shall regularly test and monitor the effectiveness of the controls established by its information security program and shall modify such controls to reflect the results of such testing and monitoring to enhance the security of the Confidential Information.
16.7 Reporting. PFSC shall promptly report to Client any actual or suspected violation of Section 16 hereof and shall take such further steps as may reasonably be requested by to prevent or remedy any such violation.
17. Ad Hoc Requests. During the Term, Client may make requests of PFSC that are not included in the scope of Services set forth in this Agreement. In such instances, all requests must be made by Client in writing, and PFSC shall respond to such requests in writing with a time and cost estimate to fulfill Client’s request. Only after obtaining Client’s written approval to the time and cost estimate will PFSC fulfill Client’s request and invoice Client for the agreed-upon amount.
18. Indemnity.
18.1 Indemnity by Client. Client shall defend, indemnify, and hold PFSC, and its shareholders, directors, affiliates, assignees, agents, and employees, harmless from and against any and all claims, counterclaims, liabilities, losses, damages, court costs, attorneys’ fees, and other expenses arising from or connected in any way with any third-party claim (the “Claims”) concerning in any way the Services, but excepting Claims arising from, or connected in any way to, PFSC’s gross negligence, willful misconduct, or breach of this Agreement.
18.2 Indemnity by PFSC. PFSC shall defend, indemnify, and hold Client and its shareholders, directors, affiliates, assignees, agents, and employees harmless from and against any and all Claims arising from, or connected in any way to, PFSC’s gross negligence, willful misconduct, or breach of this Agreement.

19. Limitation of PFSC Liability and Limitation of Client’s Remedies. Neither PFSC nor any of its directors, officers, members, partners, employees, auditors, accountants, or agents shall be liable for any action taken, suffered, or omitted by it in good faith and believed to be authorized or within the discretion, rights, or powers conferred upon it by this Agreement, or for errors in judgment; provided, however, that this provision shall not protect any such person against liability which would otherwise be imposed on such person by reason of such person’s gross negligence or willful misconduct. No liability shall accrue to PFSC when:
(a) PFSC takes any action, refrains from the taking of any action, or offers any advice or suggested course of action for Client or the Client Portfolio in accordance with customary industry standards for servicing loans of the type which comprise the Client Portfolio pursuant to this Agreement;
(b) Client fails to provide necessary, timely, or accurate information in order for PFSC to fulfill the Services described in this Agreement; or
(c) PFSC relies, in good faith, on any document of any kind which, prima facie, is properly provided by an appropriate person respecting any matters arising hereunder;
IN NO EVENT SHALL PFSC BE LIABLE TO CLIENT FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR ANY LOST REVENUES OR PROFITS, ARISING IN ANY WAY FROM THE PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT, OR ARISING FROM ANY CLAIMS OF NEGLIGENCE, IN TORT OR ANY OTHER THEORY OF RECOVERY BY CLIENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OF LOSS OR DAMAGES RESULTING FROM ANY LOSS OF DATA, REVENUE, OR PROFITS. IN NO EVENT SHALL PFSC BE LIABLE OR SUBJECT TO PUNITIVE DAMAGES UNDER ANY THEORY OF RECOVERY BY CLIENT.
20. Force Majeure. No party to this Agreement shall be liable for any failure to perform its obligations where such failure is a result of acts of nature (including fire, flood, earthquake, storm, hurricane, or other natural disaster), war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout, or interruption or breakdown of public or private or common carrier communications or transmission facilities or equipment failure, or the failure of any financial institution or clearing house to execute properly-formatted instructions provided by PFSC in the course of performing the Services.
21. Urgency. Time is of the essence for the provision of the Services by PFSC and Client’s payment obligations under this Agreement.
22. Amendment. No modification, amendment, or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by authorized officers of the parties hereto. Such modification, amendment, waiver, or consent shall be effective only in the specific instance and for the purpose for which given.

23. No Assignment. Neither party may assign this Agreement or its rights hereunder, or delegate its obligations hereunder, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.
24. Waiver. No delay or omission on the part of any party in exercising any right hereunder shall operate as a waiver of any such right or any other right. All waivers must be in writing.
25. Severability. If any provisions of this Agreement are found to be unenforceable as to any person or circumstance, such finding shall not render such a provision invalid or unenforceable as to any other person or circumstance and shall not invalidate any other provision or provisions of this Agreement. If feasible, the term or provision which is found to be invalid or unenforceable shall be deemed to be modified to be within the limits of validity or enforceability.
26. Choice of Law; Arbitration; Attorney Fees.
26.1 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Oregon.
26.2 Arbitration. Any conflict, claim, or dispute between the parties arising under or related in any way to this Agreement, or any breach of this Agreement, or any claim that any of this Agreement is invalid, illegal, voidable, or void, or any other claim relating to either party’s performance or non-performance of this Agreement, shall be subject to mandatory, binding arbitration under the authority of the American Arbitration Association. The arbitration shall be conducted before a panel of three arbitrators using the Commercial Arbitration Rules. The location of the arbitration shall be in Portland, Oregon. The arbitrators’ award may be entered in any court with jurisdiction. At the request of either party prior to the arbitration award, the arbitrators shall make written findings of fact and conclusions of law as part of their award. Each party shall pay all applicable fees and costs billed by the American Arbitration Association prior to arbitration, including without limitation the arbitrators’ fees and expenses.
26.3 Attorney Fees. The prevailing party as determined by the arbitrators shall be entitled to an award against the non-prevailing party of the prevailing party’s reasonable attorney fees, together with all other costs, fees, expert fees, deposition costs, or other costs incurred in connection with the arbitration.
27. Survival. Sections 16, 18, 19, 23, 24, 26, and 27 shall survive the expiration, cancellation, or other termination of this Agreement.

28. Notices. All notices, requests, demands, or other communications given hereunder shall be in writing and shall be deemed to have been duly given (i) when deposited in the United States mail, postage prepaid, as registered or certified mail, (ii) when sent by courier service, or (iii) when sent by facsimile, to the parties at their addresses or phone numbers set forth in this Agreement or to such other addresses or phone numbers as the parties may designate by written notice to the other party in accordance with this section. If such notice, demand, or other communication is given by mail, it shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand, or other communication is to be given. If such notice, demand, or other communication is provided by courier service, it shall be conclusively deemed made at the time of delivery of such service to the party’s designated address. If such notice, demand or other communication is provided by facsimile, it shall be conclusively deemed made at the time of receipt by the sender of an electronic receipt indicating successful transmission.
29. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its duties and obligations hereunder and to carry out the intent of the parties hereto.
30. Entire Agreement. This Agreement contains the entire understanding of, and supersedes all prior or contemporaneous agreements not specifically referred to herein among, the parties with respect to the subject matter hereof. The Servicing Agreement between the parties dated April 1, 2008, and any associated amendments or understandings (collectively, the “Prior Agreement”), is hereby expressly terminated and of no further force or effect.
31. Remedies Cumulative. All of a party’s remedies for a breach of this Agreement shall be cumulative and the exercise of one or more remedies shall not be deemed an election or waiver of any other remedy.
32. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Signature page immediately follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Client:
LENDINGCLUB CORPORATION

By:	/s/ John Donovan
	Print Name:	John Donovan
	Title:	COO
PFSC:
PORTFOLIO FINANCIAL SERVICING COMPANY

By:	/s/ John Enyart
	Print Name:	John Enyart
	Title:	President

Schedule 1
Preparation, Stand-by and Servicing
Preparation: Within sixty (60) days of the Effective Date, PFSC shall provide the following Services to prepare for assuming the function of servicer on the Client Portfolio:
1. PFSC shall perform any necessary reformatting, conversion, or other manipulation of files and file formats necessary to service the Client Portfolio on its systems, including without limitation mapping and converting all existing borrower and lender member data required to perform the Services. This information shall include, without limitation, bank account information necessary to perform ACH debit and credit transactions for all of Client’s existing borrower and lender members in the Client Portfolio. Client shall provide all necessary information and assistance to PFSC in order to fulfill these duties.
2. PFSC shall establish a comparable servicing process and procedures to that of Client on its systems in readiness to assume the servicing of the Client Portfolio on five business days written notice.
3. PFSC shall establish secure connectivity or other means of secure access to data updates of the Client Portfolio from Client.
4. PFSC shall formulate a contingency plan designed to execute a transition of Client’s service-related activities to PFSC and ready itself to receive and process data as if it were currently acting as servicer.
Stand-by: Commencing upon completion of the preparation for servicing the Client Portfolio, but in no event later than sixty (60) days following the execution of this Agreement, PFSC shall provide the following Services during the remaining Term, except to the extent PFSC is actually providing the servicing:
1. On a monthly basis, PFSC shall obtain from client updated borrower and lender member information. This information shall include, without limitation, bank account information necessary to perform ACH debit and credit transactions for the Client Portfolio.
2. On a monthly basis, PFSC shall map and convert any new borrower and lender member data to PFSC’s systems.
3. On a monthly basis, PFSC shall perform a quality control test of randomly selected data from accounts in the Client Portfolio to ensure such data are valid and servicing can commence to and from such accounts.
4. On a monthly basis, PFSC shall evaluate its readiness to provide the Services.
5. PFSC shall issue monthly verification reports to Client, certified by PFSC, which shall include a report on items 1-4 above.

Servicing: Upon initiation of the servicing of the Client Portfolio, PFSC shall perform the following Services commencing within five business days of written notification:
1. General: PFSC shall:
•	Update the Client Portfolio information on its systems with the latest data available from Client;

•
Service and collect all amounts due under borrower notes in the Client Portfolio by ACH into a single-purpose clearing account controlled by PFSC in trust for the lender members of Client. PFSC shall not commingle any funds of PFSC with the funds in the clearing account but shall have the right to charge the clearing account for its servicing fees.

•
Remit payments due to Client’s lender members in the Client Portfolio by ACH in a single monthly payment aggregating all the amounts due such lender members in a given month based on payments actually received from the borrowers with loans of the series associated with the notes held by the lender members. Such activities will be facilitated utilizing systems made accessible to PFSC by Client.

•	Monitor all ACH transfers.

•	Process and contest chargebacks.

•	Correspond and communicate with Client borrower members, lender members, and their banks concerning the activity in the respective accounts affected by the Services.

•	Provide email statements showing the status and activity of Client borrower and lender member accounts. Such statements will be facilitated utilizing systems made accessible to PFSC by Client.

•	Upon receipt of notice from Client or Client’s designated indenture trustee, pay all funds held by PFSC pending payment to Client’s lender members to the indenture trustee.

•	Upon request by Client, return to Client any funds held by PFSC due to Client’s lender members that have not been able to be remitted to such lender members and remain unclaimed for two years.

•	Provide monthly portfolio information to one or more of the three nationally recognized consumer credit reporting agencies.
2. PFSC shall reconcile transfers, payment information and outstanding balances and take appropriate action to resolve any discrepancies or disagreements with such information and make corrective adjustments to records.
3. PFSC shall make commercially reasonable efforts to collect payments on loans in the Client Portfolio that are from 1 to 30 days delinquent. On the 31st day of delinquency, PFSC shall refer delinquent accounts to collection in accordance with the collection and charge-off policies and agreements established by Client and transfer payments received in accordance with those same policies and agreements to the appropriate lender members.

4. While providing the servicing of the Client Portfolio, PFSC shall provide to Client or its designated representative monthly servicer reports that confirm:
•	Monthly payments received from borrower members and remittances to lender members.
•	General ledger entries
•	Delinquent Accounts
•	Maturing Loans
•	Monthly Cash Receipts Journal
•	That such report is complete on its face.

Schedule 2
Compensation
Preparation
1. Client shall pay PFSC $1,500 per month until such time as PFSC certifies to Client in writing that it is prepared to service the Client Portfolio. Client shall pay to PFSC a one-time preparation fee of Ten Thousand Dollars ($10,000) upon execution of this Agreement.
Stand-by
1. Client shall pay PFSC $3,500 per month for each month that PFSC provides the standby portion of the Services.
Servicing
1. Upon written notification that PFSC shall become the successor servicer, Client shall pay PFSC a declaration fee of Fifteen Thousand Dollars ($15,000). During any period in which it services the Client Portfolio, PFSC shall also have the right to deduct and retain a service charge. The service charge will be applied by PFSC on a monthly basis against all open contracts prior to sending out the related lender payments. The service charge will be billed to lenders as a percentage. That percentage will be calculated on a monthly basis by multiplying the number of open contracts by a flat fee of: $10.00 per contract, if less than 500 contracts; $7.50 per contract, if between 500 and 1,500 contracts; and, $5.50 per contract if greater than 1,500 contracts, and then taking that sum and dividing it back into the dollar volume of payments received. This will provide PFSC with the average percentage service charge which will be applied against all payments being sent to Client’s lender members. PFSC can recalculate that percentage every month; provided, however, that at no time the amount charged by PFSC exceeds 5.0% of the amount of any ACH payment made to a Client lender member.
2. In the course of providing the servicing, PFSC shall charge and collect any other fees relating to the servicing that Client is entitled to charge and collect, including, without limitation, late fees and non-sufficient funds fees. PFSC shall retain such fees or remit them to the Client lender member entitled to receive them in accordance with the policies and agreements applicable to Client.